PROMISSORY NOTE

$500,000.00

Morrison Colorado

December 10, 2009

FOR VALUE RECEIVED, FUWAYSUN TECHNOLOGY, LTD., a Colorado corporation, (“Maker”) promises to pay Stan Battat, or order (“Holder”), the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000), together with interest as specified in accordance with the terms of this Note.  The principal and interest shall be payable as provided herein at 1290 Harbor Court, Hollywood, Florida, 33019, or such other place as the Holder hereof may designate in writing.

1.

The principal sum of $500,000, together with interest in the amount of $100,000 shall be due and payable on May 10, 2010.

2.

This Note may not be prepaid in whole or in part without the prior written consent of the Holder.  Any attempted prepayments before the due date specified herein, may   be properly refused by Holder.

3.

All payments, as of the date of receipt, shall be first applied to any penalties, fees, costs or other charges accrued and payable pursuant to this Note, then to accrued interest payable pursuant to the terms of those Note, and the remainder applied to payment of principal hereunder.

4.

Simultaneously with the execution of this Note, Maker shall issue to Holder a Warrant to purchase a total of $2,000,000 shares of Common Stock of Maker.  The Warrant  shall be exercisable for a period of five (5) years, at an exercise price of $0.25 per share.

IT IS AGREED, that if this Note or any payment due hereunder is not paid when due     or declared due hereunder, the principal and accrued interest thereon shall draw interest at the default rate of eighteen percent (18%) per annum, compounded monthly, and that failure to  make any payment of the principal or interest when due or any default under any encumbrance  or agreement securing this Note shall cause the whole Note to become due at once, or the  interest to be counted as principal, at the option of the Holder of the Note.  The makers and indorsers hereof severally waive presentment for payment, protest, notice of non-payment and  of protest, and agree to any extension of time of payment and partial payments before, at or   after maturity, and if this Note or interest thereon is not paid when due, or suit is brought,     agree to pay all costs and expenses incurred by Holder in collecting this Note or in enforcing  and realizing upon any security for this Note, including a reasonable amount but not less than FiveThousand Dollars for attorney’s fees, which fees are hereby agreed to be just, fair and reasonable.  All such costs and expenses shall be additional indebtedness due hereunder and secured by all instruments, documents and agreements securing this Note.

MAKER:

FUWAYSUN TECHNOLOGY, LTD, a

Colorado corporation

By: /s/Liang Chao Wei

Liang Chao Wei, CEO